Exhibit 99.1

SCi backs Gizmondo
with A-list game line up

'Conflict: Vietnam', 'Richard Burns Rally' and 'Carmageddon' among a host of titles scheduled for release

LONDON, 11 October, 2004 - Gizmondo Europe Ltd (Gizmondo), subsidiary of Jacksonville, Florida-based Tiger Telematics Inc (NASDAQ: TGTL), announced today the signing of a contract with SCi Entertainment Group Plc (SCi), a leading games publisher, under which Gizmondo has licensed the rights to develop and publish twelve SCi products for the new Gizmondo platform. The agreement covers both currently released titles as well as those in the pipeline, and establishes the structure for continuing collaboration between the two companies.

SCI is renowned for delivering razor-sharp entertainment on every game platform, attracting iconic Hollywood licences, and also producing cutting-edge original content. The 12-product deal will continue to drive home the message that Gizmondo delivers full size entertainment in your pocket, and for the first time ever, a 3D console-quality gaming experience from a handheld.

The agreement incorporates benchmark titles like the Conflict series, including the most recent number 1 hit, Conflict: Vietnam. Also included is the notorious Carmageddon franchise, the intensely fast Richard Burns Rally, and an A-list 2005/2006 line up to be announced.

Carl Freer, Managing Director, Gizmondo, says: "Gamers demand great game content, and that's precisely what this deal is about for Gizmondo. We've been extremely impressed with what SCi is producing, especially their enthusiasm to engage the gamer with quality. Our agreement puts Gizmondo in a great position to meet all challengers in the handheld gaming market - not only with superb content, but also the first console-quality 3D gaming experience."

Bill Ennis, Commercial Director, SCi says: "Gizmondo is a very sleek piece of kit and I'm extremely pleased that we have the opportunity to showcase the SCi line-up on this nextgeneration handheld."

The Gizmondo is powered by a Microsoft Windows CE.net platform, boasts a 2.8-inch TFT colour screen with a Samsung ARM9 400Mhz processor and incorporates the GoForce 3D 4500 Nvidia graphics accelerator. It provides cutting-edge gaming, multimedia messaging, an MP3 music player, Mpeg4 movie playing capability, a digital camera and a GPRS network link to allow wide-area network gaming. Additionally, it contains a GPS chip for location based services, is equipped with Bluetooth for use in multi-player gaming and accepts MMC card accessories.

The Gizmondo device and its games are due for launch in the UK in the fourth quarter 2004 and in North American markets in 2005.

About Tiger Telematics and Gizmondo

Gizmondo Europe Ltd. is an owned subsidiary of Tiger Telematics Inc (TGTL) and is the maker of Gizmondo, a next-generation mobile entertainment device. Set to launch in 2004, the gaming device includes built-in music, video, messaging and picture functions and GPS.

Tiger Telematics is a designer, developer and marketer of mobile telematics systems and services that combine global GPS functions and voice recognition technology to locate and track vehicles and people down to street level in countries throughout the world. The systems are designed to operate on GPS and are currently being marketed to GSM current and potential subscribers, primarily by the company's United Kingdom based subsidiaries.

www.gizmondo.com
www.tigertelematics.com

About SCi Entertainment Group Plc

SCi  Entertainment  Group Plc  (SEG) is one of the UK's  leading  publishers  of computer video games, with a unique strategy, a valuable portfolio of intellectual property and a track record of chart success with titles such as The Italian Job, The Great Escape and Conflict: Desert Storm I & II and
Conflict: Vietnam. SCi's future titles include the game of the forthcoming movie Constantine, starring Keanu Reeves and Rachel Weisz and Reservoir Dogs.

www.sci.co.uk
###

For further information please contact:

Global Media:
------------
Patrik Wallgren, Head of Global Public Relations
+44 7813 647 752
Mike Carrender, CEO
Tiger Telematics, Inc.
+1 904-279-9240

UK Media:
--------
James Beaven, Indigo Pearl
For and on behalf of Gizmondo Europe Ltd
020 8964 4545
james@indigopearl.com
contactus@indigopearl.com

Except for historical matters contained herein, the matters discussed in this press release are forward-looking and are made pursuant to the safe harbour provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements reflect numerous assumptions and involve risks and uncertainties that may affect Tiger Telematics, Inc. and its subsidiary businesses and prospects and cause actual results to differ materially from these forward-looking statements. Among the factors that could cause actual results to differ are Tiger Telematics Inc.'s operating history; competition; low barriers to entry; reliance on strategic relationships; rapid technological changes; inability to complete transactions on favourable terms; and those risks discussed in the Company's filings with the SEC.